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                                                                  EXHIBIT 99.1


                             AVANIR Pharmaceuticals
                       9393 Towne Centre Drive, Suite 200
                            San Diego, CA 92121-3016

March 25, 1999


To Our Shareholders:

        On March 2, 1999, the Board of Directors of AVANIR Pharmaceuticals adopted a Share Purchase Rights Plan. The Rights Plan is intended to protect shareholders' interests in the event AVANIR Pharmaceuticals is confronted with coercive takeover tactics.

        The Rights Plan assigns one Right to purchase a fraction of a share of a newly created series of AVANIR Pharmaceuticals Preferred Stock for each share of AVANIR Pharmaceuticals Common Stock owned on March 25, 1999. Initially, the Rights will not be exercisable and will not trade separately from the Common Stock. Under certain circumstances, shareholders will be able to exercise their Rights if a person or group initiates an unsolicited takeover of the Company by acquiring at least 15% of the Common Stock or by making a tender offer to acquire 15% or more of the AVANIR Pharmaceuticals Common Stock. Ultimately, if an unsolicited acquiror gains control of the Company, shareholders other than the acquiror would be able to purchase either our Class A Common Stock or the acquiror's stock at a 50% discount. The dividend, liquidation and voting rights, and the non-redemption feature, of the Preferred Stock are designed so that the value of the one one-hundredth interest in a share of new Preferred Stock purchasable with each Right will approximate the value of one share of Class A Common Stock. The Rights Plan will expire in 2009.

        These are some of the highlights of the Rights Plan. More information is in the attached summary of the Rights Plan, and we urge you to read it carefully.

        NO ACTION BY SHAREHOLDERS IS REQUIRED OR PERMITTED AT THIS TIME, AND NO MONEY SHOULD BE SENT TO AVANIR PHARMACEUTICALS. THE RIGHTS WILL AUTOMATICALLY ATTACH TO THE SHARES OF COMMON STOCK YOU HOLD AND WILL TRADE WITH THEM. THERE IS NO NEED TO SEND IN YOUR CERTIFICATES TO HAVE THIS REFERENCE ADDED.

        The Rights are designed to protect shareholders in the event of an unsolicited attempt to acquire the Company. We consider these Rights to be a valuable means of protecting your right to retain your equity investment in the Company and the full value of that investment, while not foreclosing a fair acquisition bid for the Company.

        Our overriding objective is to continue building value for AVANIR Pharmaceuticals' shareholders, and we feel that the Rights Plan will assist in that effort.

Sincerely,

GERALD J. YAKATAN, Ph.D.
President and Chief Executive Officer